Exhibit 99.1

FortuNet Wins Nevada Gaming Commission Approval to Operate Mobile Gaming Devices and Provides Third Quarter Guidance

LAS VEGAS - On September 21, 2006, FortuNet Inc.(FNET), a manufacturer of mobile gaming systems, was granted a license by the Nevada Gaming Commission to operate mobile gaming systems in Nevada that enable casino patrons to play traditional casino games, such as poker, keno and slots. The Company plans to adapt its mobile bingo gaming systems, which have been installed in Nevada casinos for many years, to play traditional casino games. The Company must obtain separate regulatory approval from the Nevada Gaming Commission for these adapted systems before the Company can effectively utilize the newly granted license. The Company does not expect to gain such approval in 2006.

The Company expects sales in the third quarter to increase over third quarter sales last year. However, the Company expects earnings for the third quarter to be approximately half of the third quarter earnings last year, due primarily to previously disclosed costs associated with the Company becoming publicly traded.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements in this press release include statements regarding (1) the Company’s plan to adapt its mobile bingo gaming systems to play traditional casino games, (2) the Company’s expectation that it will not obtain regulatory approval of the adapted systems in 2006, (3) the Company’s expectation that its sales in the third quarter will increase over third quarter sales last year, and (4) the Company’s expectation that earnings for the third quarter will be approximately half of the third quarter earnings last year.

The Company’s plans, expectations, beliefs, forecasts, anticipations, intentions and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to, (1) technological challenges in the adaptation of its mobile bingo gaming systems, (2) the Company’s inability to control the regulatory approval process; (3) uncertainty of the Company’s sales during the remainder of the third quarter; and (4) uncertainty of the Company’s revenues and expenses during the remainder of the third quarter.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the company’s filings with the Securities and Exchange Commission.

About FortuNet

FortuNet, Inc. (NASDAQ: FNET) is a manufacturer of multi-game and multi-player server-based gaming platforms. Its products include networks of both wireless and stationary player terminals, cashier-based point-of-sale (POS) terminals, self-service POS kiosks, and game file servers that conduct and control casino games, such as keno, poker, and slots, as well as bingo. The company owns and leases an inventory of wireless and stationary player terminals that are marketed under the BingoStar brand name.

Contact Jack Coronel, CMO 702 796 9090 x 2010